Exhibit 10.8

FARO Technologies, Inc.

Summary of Director Compensation Program, As Amended May 23, 2013

(Effective January 1, 2013)

Equity Compensation

Initial Equity Grant:	Upon election of the board, each non-employee director will receive shares of restricted stock with a value equal to $100,000. The number of restricted shares granted will be determined by dividing $100,000 by the closing price of FARO common stock on the date of the non-employee director’s election to the Board. The shares of restricted stock will vest on the third anniversary of the grant date, subject to the non-employee director’s continued membership on the Board.

Annual Equity Grant:	On the day following the annual meeting of shareholders, each non-employee director will receive shares of restricted stock with a value equal to $80,000. The number of restricted shares granted will be determined by dividing $80,000 by the closing price of FARO common stock on the day following the annual meeting of shareholders. The shares of restricted stock will vest on the day prior to the following year’s annual meeting date, subject to a director’s continued membership on the Board as of such date.

Cash Compensation

Annual Cash Retainer:	$60,000

Additional Annual Retainers – Committee Chairpersons:

Governance and Nominating Committee	$10,000

Operational Audit Committee	$10,000

Audit Committee	$20,000

Compensation Committee	$15,000

Additional Annual Retainers – Committee Members who are not Chairpersons:

Governance and Nominating Committee	$5,000

Operational Audit Committee	$5,000

Audit Committee	$10,000

Compensation Committee	$7,500

Additional Annual Retainer – Lead Director:	$35,000	*

Additional Annual Retainer – Chairman:	$100,000	*

*	Payable 50% in cash and 50% in shares of restricted stock. Shares of restricted stock will be granted annually on the day following the annual meeting of shareholders, and the number of shares to be granted will be determined by dividing the dollar value of the retainer by the closing price of FARO common stock on the date of grant. The shares of restricted stock will vest on the day prior to the following year’s annual meeting date, subject to the Lead Director’s or Chairman’s, as applicable, continued membership on the Board as of such date.

Share Ownership Guidelines

Effective 2009, the non-employee directors are subject to minimum share ownership guidelines. Within two years after joining the Board, each non-employee director is required to own shares of the Company’s common stock with an aggregate value of $100,000, calculated based on the closing price of such stock on the date of grant or the purchase price, as applicable. Effective 2010, each non-employee director must hold shares of the Company’s common stock acquired pursuant to the exercise of stock options or vesting of restricted stock for one year after exercise or vesting, as applicable, or until his or her retirement, whichever is earlier. Effective 2012, the Board amended the holding period requirement to permit sales by non-employee directors to the extent necessary to satisfy tax obligations arising from the vesting of their restricted stock awards.